Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-239328) on Form S-3 and registration statement (No. 333-231405) on Form S-8 of Clarivate Plc of our report dated October 22, 2020, with respect to the consolidated financial statements of CPA Global Group Holdings Limited, which report appears in the Form 8-K of Clarivate Plc dated June 8, 2021.

/s/ KPMG LLP

London, United Kingdom

June 8, 2021